This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-160726

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2010

Prospectus Supplement
December          , 2010
(To Prospectus dated July 22, 2009)

$500,000,000

St. Jude Medical, Inc.
% Senior Notes due

          We are offering $500,000,000 principal amount of          % Senior Notes due          , which we refer to in this prospectus supplement as the “notes.” The notes will mature on          ,           .. We will pay interest on the notes on          and          of each year, commencing on          , 2011. We may redeem some or all of the notes at any time and from time to time at the applicable redemption price described under “Description of the Notes – Optional Redemption.”

          The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

          The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

          See “Risk Factors” on page S-5 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

Per Note	Total
Public Offering Price(1)%	$
Underwriting Discount %	$
Proceeds to us (before expenses)(1)%	$

(1) Plus accrued interest, if any, from December , 2010, if settlement occurs after that date.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about December          , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Mitsubishi UFJ Securities	Wells Fargo Securities

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time (i) debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” included elsewhere in this prospectus supplement before investing in the notes.

          You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.sjm.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

          The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2010 (filed with the SEC on March 2, 2010);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2010 (filed with the SEC on May 4, 2010); July 3, 2010 (filed with the SEC on August 11, 2010); and October 2, 2010 (filed with the SEC on November 10, 2010);

•	Current Reports on Form 8-K filed with the SEC on January 15, 2010; January 25, 2010; March 15, 2010; March 19, 2010; May 7, 2010; October 18, 2010; October 26, 2010; and November 19, 2010;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2010; and

•

The description of our common stock contained in a registration statement on Form 8-A, filed with the SEC on November 8, 1996 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference.

          We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits to those documents unless such exhibits are specifically incorporated by reference into this prospectus supplement). Requests should be directed to St. Jude Medical, Inc., Attn: Investor Relations, One St. Jude Medical Drive, St. Paul, Minnesota 55117, or made by calling (800) 328-9634.

S-i

SUMMARY

          This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents.

          In this prospectus supplement, except as otherwise indicated, “St. Jude Medical,” “St. Jude,” “the Company,” “we,” “our,” and “us” refer to St. Jude Medical, Inc. and its subsidiaries.

Our Company

          Our business is focused on the development, manufacture and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiology, cardiac surgery and atrial fibrillation therapy areas and implantable neurostimulation medical devices for the management of chronic pain. We sell our products in more than 100 countries around the world. Our largest geographic markets are the United States, Europe, Japan and Asia Pacific. Our four operating segments are Cardiac Rhythm Management (“CRM”), Cardiovascular (“CV”), Atrial Fibrillation (“AF”) and Neuromodulation (“NMD”). Our principal products in each operating segment are as follows: CRM – tachycardia implantable cardioverter defibrillator systems and bradycardia pacemaker systems (pacemakers); CV – vascular closure devices, heart valve replacement and repair products and pressure measurement guidewires; AF – electrophysiology introducers and catheters, advanced cardiac mapping, navigation and recording systems and ablation systems; and NMD – neurostimulation devices.

          On November 18, 2010, following an exchange offer that expired on November 17, 2010, we successfully completed our acquisition of AGA Medical Holdings, Inc. (“AGA”). Pursuant to an agreement and plan of merger and reorganization, 50% of the AGA shares surrendered in the exchange offer were converted into the right to receive $20.80 in cash, without interest, and 50% of the AGA shares surrendered in the exchange offer were converted into the right to receive 0.54 shares of our common stock per share of AGA common stock. As of November 17, 2010, AGA had 50,279,409 shares of common stock outstanding. As a result of the exchange offer in connection with the acquisition, we issued approximately 13.3 million shares of our common stock and paid approximately $510.5 million in cash consideration for the shares tendered in connection with the acquisition and will issue additional consideration with respect to the approximately 1.2 million shares of AGA common stock not tendered in the exchange offer.

          Our principal executive offices are located at One St. Jude Medical Drive, St. Paul, Minnesota 55117. Our telephone number at that address is (651) 756-2000.

The Offering

Issuer	St. Jude Medical, Inc., a Minnesota corporation.

Securities Offered	$500,000,000 aggregate principal amount of % Senior Notes due .

Maturity	The notes will mature on .

Interest Payment Dates	We will pay interest on the notes on and of each year, commencing on , 2011.

Interest Rate	The notes will bear interest at % per year.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption price described herein under “Description of the Notes — Optional Redemption.”

Change of Control Offer

If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes — Change of Control Offer”), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Change of Control Offer.”

Certain Covenants

The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into sale and leaseback transactions and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries. See “Description of Debt Securities — Certain Covenants” in the accompanying prospectus.

Events of Default

In addition to the Events of Defaults set forth under “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus, the term “Event of Default” includes, with respect to the notes, the occurrence with respect to any debt of the Company in an aggregate principal amount of $75,000,000 or more of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such indebtedness, in each case without such acceleration having been rescinded, annulled or otherwise cured. See “Description of the Notes — Events of Default.”

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes — Ranking.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility

The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes — Book-Entry; Delivery and Form of Notes.”

Use of Proceeds

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $          from this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of certain of our existing indebtedness and the repurchase of our outstanding common stock pursuant to our authorized share repurchase program. See “Use of Proceeds.”

Risk Factors

You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and the risk factors set forth in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, before investing in the notes.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Summary Financial Data

          The following summary financial data for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007 are derived from our audited consolidated financial statements. The summary financial data for the nine months ended October 2, 2010 and October 3, 2009 are derived from our unaudited interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended October 2, 2010 are not necessarily indicative of the results to be expected for the full year ending January 1, 2011. The summary financial data should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as provided in our Annual Report on Form 10-K filed with the SEC on March 2, 2010 and in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine months ended		Fiscal year ended
	October 2, 2010	October 3, 2009	January 2, 2010	January 3, 2009	December 29, 2007
	(Unaudited)	(Unaudited)
(in thousands) Statements of earnings
Net sales	$3,814,370	$3,477,811	$4,681,273	$4,363,251	$3,779,277
Cost of sales:
Cost of sales before special charges	1,006,290	899,709	1,219,624	1,105,938	1,003,302
Special charges	—	6,061	33,761	64,603	38,292
Total cost of sales	1,006,290	905,770	1,253,385	1,170,541	1,041,594
Gross profit	2,808,080	2,572,041	3,427,888	3,192,710	2,737,683
Selling, general and administrative expense	1,329,623	1,276,071	1,675,251	1,636,526	1,382,466
Research and development expense	456,469	424,627	559,766	531,799	476,332
Purchased in-process research and development charges	12,244	—	5,842	319,354	—
Special charges	—	42,394	73,983	49,984	85,382
Operating profit	1,009,744	828,949	1,113,046	655,047	793,503
Other income (expense), net	(51,657)	(35,867)	(55,653)	(74,279)	(83,227)
Earnings before income taxes	958,087	793,082	1,057,393	580,768	710,276
Income tax expense	257,095	205,506	280,167	227,750	172,520
Net earnings	$700,992	$587,576	$777,226	$353,018	$537,756

(in thousands) Statements of cash flows
Net cash provided by operating activities	791,561	553,377	868,875	945,592	865,569
Net cash used in investing activities	(468,775)	(266,467)	(490,585)	(871,073)	(306,315)
Net cash provided by (used in) financing activities	133,677	366,497	(130,696)	(322,493)	(259,484)

	As of
	October 2, 2010	January 2, 2010	January 3, 2009	December 29, 2007
	(Unaudited)
(in thousands) Balance sheet data
Cash and cash equivalents	$851,614	$392,927	$136,443	$389,094
Current debt obligations	—	334,787	75,518	1,155,525
Accounts payable	183,501	132,543	238,310	188,210
Income taxes payable	—	13,498	17,608	16,458
Accrued expenses:
Employee compensation and related benefits	269,801	269,293	297,287	261,833
Other	276,915	317,192	399,801	177,230
Long-term debt	1,988,266	1,587,615	1,126,084	182,493
Deferred income taxes, net	120,831	132,392	112,231	125,675
Other liabilities	355,336	314,940	219,759	262,661
Shareholders’ equity	4,190,636	3,323,551	3,235,906	2,959,319
Total liabilities and shareholders’ equity	7,385,286	6,425,811	5,722,504	5,329,404

RISK FACTORS

          Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. On November 18, 2010, we completed our acquisition of AGA, and the risk factors below include risks related to AGA as well as to the combined company. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to This Offering

The notes are obligations exclusively of the Company and not of its subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

          The notes are obligations exclusively of St. Jude Medical, Inc., and are not guaranteed by any of its subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries’ ability to incur unsecured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

          The notes are unsecured. As of the date hereof, we had no secured debt outstanding. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

We may issue additional notes.

          Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

Redemption may adversely affect your return on the notes.

          The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

          As described under “Description of the Notes — Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

An increase in interest rates could result in a decrease in the relative value of the notes.

          In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

          We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional indebtedness. The terms of the indenture limit our ability to create, grant or incur liens or enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of Debt Securities – Certain Covenants” in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or capital stock or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

          Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

There is no public market for the notes.

          The notes are a new issue of securities for which there currently is no trading market. As a result, we can give no assurances that a market will develop for the notes or that you will be able to sell the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition and performance, as well as other factors. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

Risks Relating to AGA’s Business

If AGA does not successfully implement its business strategy, its business and results of operations will be adversely affected.

          AGA may not be able to successfully implement its business strategy. Any such failure may adversely affect its business and results of operations. For example, to implement its business strategy AGA needs to, among other things, develop and introduce new products, find new applications for its existing products, obtain regulatory approval for such new products and applications and educate physicians about the clinical and cost benefits of AGA’s products and thereby increase the number of hospitals and physicians that use its products. In addition, AGA is seeking to increase its international sales and will need to increase its worldwide direct sales force and enter into distribution agreements with third parties in order to do so, all of which may also result in additional or different foreign regulatory requirements, with which AGA may not be able to comply. Moreover, even if AGA successfully implements its business strategy, AGA’s operating results may not improve. AGA may decide to alter or discontinue aspects of its business strategy and may adopt different strategies due to business or competitive factors.

The market opportunities that AGA expects to develop for its products may not be as large as it expects or may not develop at all.

          The growth of AGA’s business is dependent, in large part, upon the development of market opportunities for its new products, and product enhancements and new applications for its existing products. The market opportunities that AGA expects to exist for its devices may not develop as expected, or at all. For example, clinical studies have shown linkages between the existence of patent foramen ovales (“PFOs”) and certain types of stroke and migraines. If the connection between PFO closure and the prevention or reduction of the occurrence of stroke and migraines is not as strong as AGA anticipates, the market opportunity for its AMPLATZER PFO Occluders will not develop as expected, if at all. Moreover, even if the market opportunities develop as expected, new technologies and products introduced by AGA’s competitors may significantly limit AGA’s ability to capitalize on any such market opportunity. AGA’s failure to capitalize on its expected market opportunities would adversely affect its growth.

AGA’s AMPLATZER Septal Occluders generate a large portion of its net sales. If sales of this family of products were to decline, AGA’s net sales and results of operations would be adversely affected.

          AGA’s lead family of products, the AMPLATZER Septal Occluders, represented 54.1% of AGA’s net sales for the year ended December 31, 2009, and AGA anticipates that this family of products will continue to account for a substantial portion of its net sales for the next few years. If sales of AMPLATZER Septal Occluders were to decline in any of AGA’s key markets because of decreased demand, adverse regulatory actions, patent infringement claims, failure to protect AGA’s intellectual property, manufacturing problems or delays, pricing pressures, competitive factors or any other reason, AGA’s net sales would decrease, which would negatively affect AGA’s business, financial condition and results of operations.

If AGA is unable to successfully develop and market new products or product enhancements or find new applications for its existing products, it will not remain competitive.

          AGA’s future success and its ability to increase net sales and earnings depend, in part, on AGA’s ability to develop and market new products, product enhancements and new applications for AGA’s existing products. However, AGA may not be able to, among other things:

• successfully develop or market new products or enhance existing products;

• find new applications for its existing products;

• manufacture, market and distribute such products in a cost-effective manner; or

• obtain required regulatory clearances and approvals.

          AGA’s failure to do any of the foregoing could have a material adverse effect on its business, financial condition and results of operations. In addition, if any of AGA’s new or enhanced products contain undetected errors or design defects or if new applications that it develops for existing products do not work as planned, AGA’s ability to market these products could be substantially impeded, resulting in lost net sales, potential damage to its reputation and delays in obtaining market acceptance of these products. AGA cannot assure you that it will continue to successfully develop and market new or enhanced products or new applications for its existing products.

          AGA makes its regulatory status forecasts, including determining expected dates of filings with, or submissions to, relevant authorities, based on the information currently available to it. The actual timing for any of these regulatory steps may vary, and AGA may revise any such forecasts as new information becomes available.

          Moreover, most new or enhanced products or new applications for AGA’s existing products require that their safety and efficacy be proven by clinical trials before they receive regulatory approval. AGA’s clinical trials may not prove the safety and efficacy of its products, and in such circumstances its products would not receive regulatory approval. In addition, these clinical trials typically last several years, and during that time competing products, procedures or therapies may be introduced that are less expensive and/or more effective than AGA’s products and thus render AGA’s products obsolete. If AGA does not continue to expand its product portfolio on a timely basis or if those products and applications do not receive regulatory and market acceptance or become obsolete, AGA will not grow its business as it currently expects.

If AGA fails to educate and train physicians as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of its products, its sales will not grow.

          Acceptance of AGA’s products depends, in large part, on AGA’s ability to (1) educate the medical community as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of its products compared to alternative products, procedures and therapies and (2) train physicians in the proper use and implementation of its devices. Certain of the structural heart defects and vascular diseases that can be treated by AGA’s devices can also be treated by surgery, drugs or other medical devices, some of which have a longer history of use and are more widely used by the medical community. Physicians may be reluctant to change their medical treatment practices for a number of reasons, including:

• lack of experience with new products;

• lack of evidence supporting additional patient benefits;

• perceived liability risks generally associated with the use of new products and procedures;

• lack of availability of adequate reimbursement within healthcare payment systems; and

• costs associated with the purchase of new products and equipment.

          Convincing physicians to dedicate the time and energy necessary to properly train to use new devices is challenging, and AGA may not be successful in these efforts. If physicians are not properly trained, they may misuse or ineffectively use AGA’s products. Such misuse or ineffective use may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against AGA. Accordingly, even if AGA’s devices are superior to alternative treatments, AGA’s success will depend on its ability to gain and maintain market acceptance for its devices. If AGA fails to do so, its sales will not grow and its business, financial condition and results of operations will be adversely affected.

The expansion of AGA’s product portfolio is dependent upon the success of AGA’s clinical trials and receipt of regulatory approvals. If these trials are not completed on schedule or are unsuccessful, or if AGA fails to obtain or experiences significant delays in obtaining the necessary regulatory approvals for AGA’s product pipeline, AGA will not be able to market the related products.

          A number of AGA products are in the early stages of development. In the United States, before AGA can market a new medical device, or a new application of, claim for, or significant modification to, an existing device, it must first receive either approval of a Premarket Approval, or PMA, application from the Food and Drug Administration (the “FDA”) or clearance under section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, or 510(k) clearance, unless an exemption applies. Clinical trials are always required to support a PMA application approval and may be required to support a 510(k) clearance. Currently, AGA has four studies underway designed to evaluate the safety and efficacy of its AMPLATZER PFO Occluder to treat migraine or recurrent stroke, as applicable, in patients with PFOs, as well as a number of post-approval studies.

          AGA’s current or future clinical trials contemplated in support of its PMA or 510(k) applications may not commence or conclude in a timely fashion, or at all, or may not produce the desired results. For example, several of AGA’s products under development do not yet have agreed-upon protocols or approved Investigational Device Exemptions, or IDEs. Agreeing on clinical trial designs and protocols may be time consuming and requires interaction with and advance approval from regulatory authorities. We cannot assure you that AGA will be able to agree on appropriate trial designs and protocols with the FDA and thus commence clinical trials or, if commenced, that its PMA applications will be approved or its 510(k) clearances will be granted, in a timely fashion or at all. If AGA’s trials for any reason do not commence, do not produce the intended results or are delayed or halted due to the occurrence of adverse events, or if AGA does not otherwise obtain FDA or other regulatory agency approval with respect to its products in a timely fashion, AGA’s future growth may be significantly hampered. AGA’s failure to comply with the regulations relating to the PMA approval and 510(k) clearance processes could also lead to the issuance of warning letters, injunctions, consent decrees, manufacturing suspensions, loss of regulatory approvals, product recalls, and termination of distribution arrangements or product seizures. In the most egregious cases, criminal sanctions or closure of AGA’s manufacturing facilities could be imposed.

          Moreover, sales of AGA’s products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Because a significant portion of AGA’s product sales are made in international markets, any failure to comply with directives and regulatory requirements imposed in foreign jurisdictions could also have a material adverse effect on AGA’s business, financial condition and results of operations.

          Further, AGA continually evaluates the potential financial benefits and costs of its clinical trials and the products being evaluated in them. If AGA determines that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits of that product or if the projected development timeline is inconsistent with its investment strategy, AGA may choose to stop a clinical trial or the development of a particular product, enhancement or application, which could have a material adverse effect on the growth of its business and could result in a charge to its earnings.

AGA depends on clinical investigators and clinical sites to enroll patients in its clinical trials and on other third-party contract research organizations to manage its clinical trials and to perform related data collection and analysis, and as a result, AGA may face significant costs and delays that are outside its control.

          AGA relies on clinical investigators and clinical sites to enroll patients in its clinical trials and other third-party contract research organizations to manage its clinical trials and to perform related data collection and analysis. AGA’s agreements with clinical investigators, clinical sites and other third parties for clinical testing place substantial responsibilities on these parties. If clinical investigators, clinical sites or other third parties do not carry out their contractual duties or fail to meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to AGA’s clinical protocols or the FDA’s good clinical practice regulations, AGA’s clinical trials may be extended, delayed or terminated, AGA may face significant costs and it may be unable to obtain regulatory approval or clearance for, or successfully commercialize, new products, enhancements or applications, in a timely manner, or at all.

          AGA also competes with other manufacturers of medical devices for investigators and clinical sites to conduct clinical trials. If AGA is unable to identify investigators and clinical sites on a timely and cost-effective basis, its ability to conduct trials of its products and, therefore, its ability to obtain required regulatory approval or clearance would be adversely affected.

AGA may be subject to compliance action, penalties or injunctions if it is determined to be promoting the use of its products for unapproved, or off-label, uses.

          AGA products are currently approved for the treatment of certain structural heart defects and vascular diseases. Pursuant to FDA regulations, AGA can only market its products in the United States for approved uses. Physicians may use AGA’s products for indications other than those cleared or approved by the FDA, even though AGA does not promote its products for such off-label uses. If the FDA, however, determines that AGA’s promotional materials or training constitutes promotion of an unapproved use, the FDA could request that AGA modify its training or promotional materials or could subject AGA to regulatory enforcement actions, including the issuance of warning letters, injunctions, consent decrees, seizures, civil fines or criminal penalties. Other federal, state or foreign enforcement authorities might also take action if they consider AGA’s promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties from other statutory authorities.

AGA operates in a very competitive environment.

          The medical device industry is characterized by strong competition. AGA has several competitors, including Boston Scientific Corporation, NMT Medical, Inc., W. L. Gore & Associates, Inc., Cook, Inc., Occlutech GmbH, Cardia, Inc. and Atritech, Inc. Certain of AGA’s competitors have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than AGA and have more established reputations with AGA’s target customers, as well as global distribution channels that may be more effective than those of AGA.

          AGA’s competitors may develop and offer technologies and products that are safer or more effective, have better features, are easier to use, less expensive or more readily accepted by the marketplace than AGA’s. Competitors’ products could make AGA’s technology and products obsolete or noncompetitive. AGA’s competitors may also be able to achieve more efficient manufacturing and distribution operations than AGA may be able to achieve and may offer lower prices than AGA could offer profitably. AGA may decide to alter or discontinue aspects of its business and may adopt different strategies due to business or competitive factors or factors currently unforeseen, such as the introduction by AGA’s competitors of new products or new medical technologies that would make AGA’s products obsolete or uncompetitive.

          In addition, consolidation in the medical device industry could make the competitive environment more difficult. The industry has recently experienced some consolidation, and there is a risk that larger companies will enter AGA’s markets.

AGA depends on third-party distributors to market and sell its products internationally in a number of markets. AGA’s business, financial condition and results of operations may be adversely affected by both its distributors’ performance and its ability to maintain these relationships on terms that are favorable to it.

          AGA depends, in part, on third-party distributors to sell its medical devices outside the United States. In 2009, AGA’s net sales through third-party distributors was 19.3% of its total net sales. AGA’s international distributors operate independently of it, and AGA has limited control over their operations, which exposes AGA to significant risks. Distributors may not commit the necessary resources to market and sell AGA’s products and may also market and sell competitive products. In addition, AGA’s distributors may not comply with the laws and regulatory requirements in their local jurisdictions, which may limit their ability to market or sell AGA’s products. If current or future distributors do not perform adequately, or if AGA is unable to locate competent distributors in particular countries and secure their services on favorable terms, or at all, AGA may be unable to increase or maintain its level of net sales in these markets or enter new markets, and AGA may not realize its expected international growth.

The terms and effects of AGA’s Deferred Prosecution Agreement with the U.S. Department of Justice relating to potential violations of the U.S. Foreign Corrupt Practices Act may negatively affect its business, financial condition and results of operations.

          On June 2, 2008, AGA entered into a Deferred Prosecution Agreement, or DPA, with the Department of Justice concerning alleged improper payments that were made by AGA’s former independent distributor in China to (1) physicians in Chinese public hospitals in connection with the sale of AGA’s products and (2) an official in the Chinese patent office in connection with the approval of AGA’s patent applications, in each case, in potential violation of the Foreign Corrupt Practices Act, or the FCPA. The FCPA makes it unlawful for, among other persons, a U.S. company, acting directly or through an agent, to offer or to make improper payments to any “foreign official” in order to obtain or retain business or to induce such “foreign official” to use his or her influence with a foreign government or instrumentality thereof for such purpose.

          As part of the DPA, AGA consented to the Department of Justice filing a two-count criminal statement of information against it in the U.S. District Court, District of Minnesota, which was filed on June 3, 2008. The two counts include a conspiracy to violate the FCPA and a substantive violation of the anti-bribery provisions of the FCPA related to the above-described activities in China. Although AGA did not plead guilty to the statement of information, AGA accepted responsibility for the acts of its employees and agents as set forth in the DPA, and AGA faces prosecution under that information, and possibly other charges as well, if it fails to comply with the terms of the DPA. Those terms require AGA to, for approximately three years, (1) continue to cooperate fully with the Department of Justice on any investigation relating to violations of the FCPA and any and all other matters relating to improper payments, (2) continue to implement a compliance and ethics program designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws, (3) review existing, and if necessary, adopt new controls, policies and procedures designed to ensure that AGA makes and keeps fair and accurate books, records and accounts and maintain a rigorous anti-corruption compliance code designed to detect and deter violations of the FCPA and other applicable anti-corruption laws, and (4) retain and pay for an independent monitor to assess and oversee AGA’s compliance and ethics program with respect to the FCPA and other applicable anti-corruption laws. The DPA also required AGA to pay a monetary penalty of $2.0 million. In the fourth quarter of 2007, AGA recorded a financial charge of $2.0 million for this expected settlement, which was paid in June 2008. The terms of the DPA will remain binding on any successor or merger partner as long as the agreement is in effect.

          The effects that compliance with any of the terms of the DPA will have on AGA are unknown and they may have a material impact on AGA’s business, financial condition and results of operations. The activities of the government-approved independent monitor, as well as the continued implementation of a compliance and ethics program and the adoption of internal controls, policies and procedures to detect and prevent future violations of the FCPA and other applicable anti-corruption laws, may result in increased costs to AGA and change the way in which it operates, the outcome of which AGA is unable to predict. For example, implementing and monitoring such compliance procedures in the large number of foreign jurisdictions where AGA operates can be expensive and time-consuming. As a result of AGA’s remediation measures, AGA may also encounter difficulties conducting business in certain foreign countries and retaining and attracting additional business with certain customers, and AGA cannot predict the extent of these difficulties.

          In addition, entering into the DPA in the United States may adversely affect AGA’s operations or result in legal claims against AGA, which may include claims of special, indirect, derivative or consequential damages.

AGA’s failure to comply with the terms of the deferred prosecution agreement with the Department of Justice would have a negative impact on its ongoing operations.

          As described above, AGA is subject to a three-year DPA dated June 2, 2008 with the Department of Justice. If AGA complies with the DPA, the Department of Justice has agreed not to prosecute AGA with respect to the above-described activities in China and, following the term of the DPA, to permanently dismiss the criminal statement of information that is currently pending against it. Accordingly, the DPA could be substantially nullified, and AGA could be subject to severe sanctions and resumed civil and criminal prosecution, as well as severe fines, penalties and other regulatory sanctions, in the event of any additional violation of the FCPA or any other applicable anti-corruption laws by AGA or any of its officers, other employees or agents in any jurisdiction or AGA’s failure to otherwise meet any of the terms of the DPA as determined by the Department of Justice in its sole discretion. The claims alleged in the DPA with the Department of Justice only relate to AGA’s actions in China as outlined above, and do not relate to any future violations or the discovery of past violations not expressly covered by the DPA. Any breach of the terms of the DPA would also cause damage to AGA’s business and reputation, as well as impair investor confidence in AGA and result in adverse consequences on AGA’s ability to obtain or continue financing for current or future projects.

          In addition, although AGA is not currently restricted by the U.S. Department of Health and Human Services, Office of the Inspector General, from participating in federal healthcare programs, any criminal conviction of AGA under the FCPA in the future would result in AGA’s mandatory exclusion from such programs, and it may lead to debarment from U.S. and foreign government contracts. Any such exclusion or debarment would have a material adverse effect on AGA’s business, financial condition and results of operations.

          AGA’s ability to comply with the terms of the DPA is dependent, among other things, on the success of its ongoing compliance and ethics program, including its ability to continue to manage its distributors and agents and supervise, train and retain competent employees, as well as the efforts of its employees to adhere to its compliance and ethics program and the FCPA and other applicable anti-corruption laws. It is possible that, despite its best efforts, additional FCPA issues, or issues under anti-corruption laws of other jurisdictions, could arise in the future. Any failure by AGA to adopt appropriate compliance and ethics procedures, to ensure that its officers, other employees and agents comply with the FCPA and other applicable anti-corruption laws and regulations in all jurisdictions in which it operates or to otherwise comply with any term of the DPA would have a material adverse effect on AGA’s business, financial condition and results of operations.

AGA’s ability to operate its company effectively could be impaired if it loses members of its senior management team or scientific personnel.

          AGA depends on the continued service of key managerial, scientific and technical personnel, as well as its ability to continue to attract and retain highly qualified personnel. AGA competes for such personnel with other companies, academic institutions, government entities and other organizations. Any loss or interruption of the services of AGA’s key personnel could significantly reduce its ability to effectively manage its operations and meet its strategic objectives, because AGA may be unable to find an appropriate replacement, if necessary. For example, Dr. Amplatz plays a key role in the early stages of AGA’s research and development programs, which are crucial to expanding its product portfolio. AGA has a ten-year research and development contract with Dr. Amplatz that expires in December 2015, and AGA may not be able to renew this contract. The loss of Dr. Amplatz’s services may negatively affect AGA’s ability to expand its product portfolio beyond its current pipeline. In addition, after termination of AGA’s contract with Dr. Amplatz, Dr. Amplatz is not allowed to compete with AGA for 18 months in the United States. Any competition from Dr. Amplatz after that period or outside the United States may negatively affect AGA’s business.

Healthcare legislative or administrative changes resulting in restrictive third-party payor reimbursement practices or preferences for alternate treatment may decrease the demand for, or put downward pressure on the price of, AGA products.

          AGA products are purchased principally by hospitals, which typically receive reimbursement from various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of AGA customers to obtain appropriate reimbursement for their products and services from government and third-party payors is critical to AGA’s success. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products. After AGA develops a promising new product, AGA may experience limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payors.

          Major third-party payors for hospital services in the United States and abroad continue to work to contain healthcare costs. The introduction of cost-containment incentives, combined with closer scrutiny of healthcare expenditures by both private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital charges for services performed. Initiatives to limit the growth of healthcare costs, including price regulation, are also underway in several countries in which AGA does business. Implementation of new legislative and administrative changes in the United States and in overseas markets, such as Germany and Japan, may limit the price of, or the level at which reimbursement is provided for, AGA products and, as a result, may adversely affect both AGA pricing flexibility and demand for AGA’s products. Hospitals or physicians may respond to such cost-containment pressures by substituting lower-cost products or other treatments for AGA’s products.

          Further legislative or administrative changes to the U.S. or international reimbursement systems that significantly reduce reimbursement for procedures using AGA’s medical devices or deny coverage for such procedures, or adverse decisions relating to AGA’s products by administrators of such systems in coverage or reimbursement issues, would have an adverse impact on the number of products purchased by AGA customers and the prices its customers are willing to pay for them. This, in turn, would adversely affect AGA’s business, financial condition and results of operations.

AGA’s business may be adversely affected if consolidation in the healthcare industry leads to demand for price concessions or if AGA is excluded from being a supplier by a group purchasing organization or similar entity.

          Because healthcare costs have risen significantly over the past decade, numerous initiatives and reforms have been launched by legislators, regulators and third-party payors to curb these costs. As a result, there has been a consolidation trend in the healthcare industry to create larger companies, including hospitals, with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important markets as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions. If a group purchasing organization excludes AGA from being one of their suppliers, AGA’s net sales will be adversely impacted. AGA expects that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, which may exert further downward pressure on the prices of AGA products.

AGA conducts substantially all of its operations at its corporate headquarters, and any fire, explosion, violent weather conditions or other unanticipated events affecting AGA’s corporate headquarters could adversely affect AGA’s business, financial condition and results of operations.

          AGA conducts all of its manufacturing and research and development activities, as well as most of its sales, warehousing and administrative activities, at its corporate headquarters in Plymouth, Minnesota. AGA’s corporate headquarters are subject to the risk of catastrophic loss due to unanticipated events, such as fires, explosions or violent weather conditions. This facility and the manufacturing equipment that AGA uses to produce its products would be difficult to replace or repair and could require substantial lead-time to do so. For example, if AGA were unable to utilize its existing manufacturing facility, the use of any new facility would need to be approved by the FDA, which would result in significant production delays. AGA may also in the future experience plant shutdowns or periods of reduced production as a result of regulatory issues, equipment failure or delays in deliveries. Any disruption or other unanticipated events affecting AGA’s corporate headquarters and therefore AGA’s sales, manufacturing, warehousing, research and development and administrative activities would adversely affect AGA’s business, financial condition and results of operations. AGA currently carries $80.0 million of insurance coverage for damage to its property and the disruption of its business. Such insurance coverage, however, may not be sufficient to cover all of AGA’s potential losses and may not continue to be available to AGA on acceptable terms, or at all.

AGA relies on a single supplier for nitinol, the key raw material in all of its products, which makes AGA susceptible to supply shortages of this material.

          AGA relies on a single supplier for nitinol, the key raw material in all of its products, and has no written agreement with this supplier. If AGA is unable to obtain nitinol from this supplier, AGA may be unable to obtain nitinol through other sources, on acceptable terms, within a reasonable amount of time or at all. Further, even if AGA is able to find an alternative source for nitinol, AGA may not be able to prevent an interruption of production of AGA products. AGA’s business would be adversely affected if such interruption was prolonged. For example, if a raw material or component is a critical element, an element that can have a significant effect on performance and safety of the related device, such as nitinol with respect to AGA devices, FDA and foreign regulations may require additional testing and prior approval of such raw material or component from new suppliers prior to AGA’s use of these materials or components. As a result, if AGA needs to establish additional or replacement suppliers for nitinol or any other critical component, AGA’s access to these components may be delayed while AGA qualifies such suppliers and obtains any necessary FDA and foreign regulatory approvals.

          Any disruption in the ongoing shipment of nitinol could interrupt production of AGA’s products, which could result in a decrease in net sales, or could cause an increase in cost of sales if AGA has to pay another supplier a higher price for nitinol.

Any failure of AGA’s management information systems could harm its business and results of operations.

          AGA’s rapid growth may continue to place a significant strain on its managerial, operational and financial resources and systems. AGA depends on its recently implemented management information systems to actively manage its controlled regulatory and manufacturing documents. AGA also depends on its enterprise resource planning system to actively manage its invoicing, production and inventory planning, clinical trial information and quality compliance. AGA must continually assess the necessity for any upgrades to its information systems. The inability of its management information systems to operate as AGA anticipates could damage AGA’s reputation with its customers, disrupt its business or result in, among other things, decreased net sales and increased overhead costs. As a result, any such failure could harm AGA’s business, financial condition and results of operations.

AGA’s business will be harmed if AGA fails to obtain necessary clearances or approvals to market AGA’s medical devices.

          AGA’s products are classified as medical devices and are subject to extensive regulation in the United States by the FDA and other federal, state and local authorities. Similar regulatory review and approval processes also exist in foreign countries in which AGA products are marketed. These regulations relate to product design, development, testing, manufacturing, labeling, sale, promotion, distribution, import, export and shipping.

          Before AGA can market a new medical device, or a new use of, claim for, or significant modification to, an existing product in the United States, AGA must first receive either PMA approval or 510(k) clearance from the FDA unless an exemption applies. The PMA approval process, commonly used for riskier devices such as those which support or sustain life or are used invasively in the body, requires an applicant to demonstrate the safety and efficacy of the device based, in part, on data obtained in clinical trials. The PMA approval process and clinical trials can be expensive and lengthy and entail significant user fees. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and efficacy, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. The 510(k) clearance process usually takes from three to 12 months, but it can take longer.

          In many of the foreign regions in which AGA markets its products, such as Europe, AGA is subject to regulations substantially similar to those of the FDA, although these foreign regulatory requirements may vary widely from country to country. In Europe, only medical devices which bear a CE Mark may be marketed. Japan has a regulatory process that generally accepts clinical data from either the United States or Europe supplemented by a small study in Japan to establish experience and confirm safety. In addition, as AGA selectively converts into direct sales forces in foreign regions, AGA will be subject to additional regulations in these markets.

          Any failure to receive desired marketing clearances or approvals from the FDA or other federal, state or foreign regulatory authorities may adversely affect AGA’s ability to market its products and may have a significant adverse effect on AGA’s overall business. Moreover, the value of existing clearances or approvals can be eroded if safety or efficacy problems develop.

AGA may fail to comply with continuing post-market regulatory requirements of the FDA and other federal, state or foreign authorities and become subject to substantial penalties, or AGA products may subsequently prove to be unsafe, forcing it to recall or withdraw such products from the market.

          Even after product clearance or approval, AGA and its contract manufacturers must comply with continuing regulation by the FDA and other federal, state or foreign authorities, including the FDA’s Quality System Regulation requirements, which obligate manufacturers, including third-party contract manufacturers, to adhere to stringent design, testing, control, documentation and other quality assurance procedures during the design and manufacture of a device. AGA is also subject to medical device reporting regulations in the United States and abroad. For example, AGA is required to report to the FDA if its products may have caused or contributed to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. AGA must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the U.S. Food, Drug, and Cosmetic Act caused by the device that may present a risk to health, and AGA must maintain records of other corrections or removals. The FDA closely regulates promotion and advertising, and AGA’s promotional and advertising activities may come under scrutiny. If any medical device reports AGA files with the FDA regarding death, serious injuries or malfunctions indicate or suggest that one of its products presents an unacceptable risk to patients, including when used off-label by physicians, AGA may be forced to recall its product or withdraw it from the market.

          AGA has had several product recalls in the past. For example, in October 2006, AGA recalled catheter and delivery systems after internal testing revealed the potential for a tear to develop in the packaging under extreme shipping conditions. AGA immediately modified its shipping method and subsequently received approval from the FDA and AMTAC in Europe to modify the packaging to prevent tears from developing. Approximately 15,871 devices were returned and replaced by AGA. On February 28, 2007, AGA submitted a letter to the FDA formally requesting the recall to be closed, and on October 9, 2008 the FDA confirmed that the recall has been completed. During the third quarter of 2005, AGA voluntarily recalled 80 of its AMPLATZER Vascular Plug devices over concerns that AGA operators failed to follow internal sterilization procedures. Of the 80 devices, only two had left AGA’s possession. After testing the recalled products, none of them were found to be non-sterile. AGA submitted a letter to the FDA formally requesting closure of the recall, and the recall has been closed. In September 2005, AGA recalled its AMPLATZER Duct Occluder device after discovering through in-process testing during manufacturing that the device had the potential to rub against the catheter during the implant procedure. Approximately 2,800 devices were recalled, 92% of which had left AGA’s possession. AGA made the required changes to the AMPLATZER Duct Occluder, and these changes have been approved both internationally and by the FDA. AGA submitted letters to the FDA formally requesting closure of the recall, and the recall has been closed. Finally, on December 8, 2004, AGA initiated a voluntary recall of all catheters and delivery systems in the field because of non-toxic contaminated tubing produced by one of its suppliers. AGA received several toxicology tests that confirmed the level of contamination was negligible and posed no threat to patients. AGA submitted letters to the FDA formally requesting closure of the recall, and the recall has been closed.

          AGA is currently conducting two post-approval studies that were required as a condition of approval by the FDA of the AMPLATZER Septal Occluder and the AMPLATZER Muscular VSD Occluder. The studies are designed to monitor, for a period of up to five years after the procedure, patients treated with a device in the clinical studies that supported approval of the product. The objective is to collect and report to the FDA additional data on the long-term safety and efficacy of the device. The majority of patients enrolled in these two studies were children at the time of receiving their implants. In some cases, it has been challenging to follow these patients for up to five years as they and their families move or otherwise stop seeing the physician who performed the treatment.

          Any failure to comply with continuing regulation by the FDA or other federal, state or foreign authorities could result in enforcement action that may include regulatory letters requesting compliance action, suspension or withdrawal of regulatory clearances or approvals, product recall, modification or termination of product marketing, entering into a consent decree, seizure and detention of products, paying significant fines and penalties, criminal prosecution and similar actions that could limit product sales, delay product shipment and harm its profitability. Any of these actions could materially harm AGA’s business, financial condition and results of operations.

Modifications to AGA’s products may require new regulatory approvals or clearances or may require AGA to recall or cease marketing its modified products until approvals or clearances are obtained.

          Modifications to AGA products may require new approvals or clearances in the United States and abroad, such as PMA approvals or 510(k) clearances in the United States and CE Marks in Europe. The FDA requires device manufacturers to initially make a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification does not significantly affect safety or efficacy or does not represent a major change in its intended use, so that no new U.S. or foreign approval or clearance is necessary. AGA has made modifications that it determined do not require approval or clearance. However, the FDA and foreign authorities can review a manufacturer’s decision, including any of its decisions, and may disagree. If the FDA or other foreign authority disagrees and requires new approvals or clearances for the modifications, AGA may be required to recall and to stop marketing its products as modified, which could require AGA to redesign its products and harm its operating results. In these circumstances, it may also be subject to significant enforcement actions.

          If AGA determines that a modification to an FDA-approved or cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then AGA must obtain a new PMA or PMA supplement approval or 510(k) clearance. Where AGA determines that modifications to its products require a new PMA or PMA supplemental approval or 510(k) clearance, AGA may not be able to obtain those additional approvals or clearances for the modifications or additional indications in a timely manner, or at all. For those products sold in Europe, AGA must notify AMTAC, its European Union Notified Body, if significant changes are made to the products or if there are substantial changes to its quality assurance systems affecting those products. Delays in obtaining required future approvals or clearances would adversely affect AGA’s ability to introduce new or enhanced products in a timely manner, which in turn would harm AGA’s future growth.

AGA has filed and may in the future file patent litigation claims in the U.S. and foreign jurisdictions to protect its patent portfolio. If AGA is unsuccessful in these claims, its business, financial condition and results of operations could be adversely affected.

          AGA may initiate litigation to assert claims of infringement, enforce its patents, protect its trade secrets or know-how, or determine the enforceability, scope and validity of the proprietary rights of others. Any lawsuits that AGA initiates could be expensive, time consuming and divert management’s attention from other business concerns. Furthermore, litigation may provoke third parties to assert claims against it and may put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not being issued.

          In August 2006, AGA brought a patent infringement action in Germany against Occlutech GmbH, an European manufacturer of cardiac occlusion devices, and DRABO Medizintechnik, based on the German part of one of its European patents, which was granted to AGA in October 2005 for intravascular occlusion devices and the method of manufacturing such devices. On July 31, 2007, the District Court in Düsseldorf entered a judgment in AGA’s favor finding that Occlutech and DRABO literally infringed the German part of AGA’s European patent. Under German practice, the court required AGA to post a bond in the amount of €1.0 million to secure its ability to respond to damages claimed by Occlutech in the event that the decision of the District Court is reversed on appeal or its patent is held invalid in related proceedings in the German patent court. The bond amount is not a limitation on such damages. On August 6, 2007, Occlutech filed an appeal against the District Court judgment before a German Court of Appeals contending that the District Court judgment was based on an overly broad interpretation of its European patent, and in addition, it initiated invalidation proceedings against the patent with the German Federal Patent Court in Munich. On December 22, 2008, the German Court of Appeals dismissed Occlutech’s appeal and entered a judgment in AGA’s favor finding that Occlutech infringed its patent. On October 6, 2009, the German Federal Patent Court found that AGA’s patent was valid in all respects and dismissed Occlutech’s invalidation proceedings. Occlutech has filed an appeal against both decisions with the German Federal Court of Justice. A final decision on the appeals with the German Federal Court of Justice is not expected to be reached until 2010 or later. In addition, Occlutech initiated proceedings against AGA’s corresponding patents in Italy, the Netherlands, the United Kingdom, Spain and Sweden, seeking invalidity and non-infringement declarations. On October 29, 2008, the Patent Court in the Netherlands ruled in favor of Occlutech in the non-infringement declaration. The court did not rule on the invalidity claim. AGA has appealed the decision to the Dutch Court of Appeals and a decision is expected by the end of 2010. On July 31, 2009, a United Kingdom patent court upheld the validity of its patent, but it ruled that the Occlutech products do not infringe on its patent. AGA appealed and on June 22, 2010, the UK Court of Appeals affirmed the decision. AGA has appealed to the UK Supreme Court for further review. Final decisions in all of these actions are also not expected to be reached until the end of 2010 or later. AGA cannot assure you that the outcome in any of these proceedings will be favorable to it, and if it does not prevail in one or more jurisdictions, its faces the risk of increased competition and significant damages being awarded against it.

          AGA has also been forced to defend its patent rights in China against various entities, including Shanghai Shape Memory Alloy Company Ltd., a medical device manufacturer based in Shanghai, China, and Beijing Starway Medical Devices Ltd., a medical device manufacturer based in Beijing, both of which in recent years have been manufacturing and exporting medical devices that AGA believes infringe its patent rights. AGA did not prevail in its lawsuits in China against these entities and two of its patents in China were invalidated as a result. Consequently, AGA is no longer able to assert rights under these patents within China and will need to rely primarily on foreign patents to prevent the importation of products from China into countries in which such importation would violate its local patent rights. In addition, these entities’ activities have resulted in litigation in India and could result in future and potentially costly litigation in other countries in which AGA has patent rights against importers and distributors of infringing products originating in China.

          In addition, AGA may not prevail in lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on AGA’s business, financial condition and results of operations.

If AGA patents and other intellectual property rights do not adequately protect its products, AGA may lose market share to its competitors and be unable to operate its business profitably.

          Patents and other proprietary rights are essential to AGA’s business, and AGA’s ability to compete effectively with other companies depends on the proprietary nature of its technologies. AGA also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen its competitive position. AGA seeks to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. AGA pursues a policy of generally obtaining patent protection in both the United States and key foreign countries for patentable subject matter in AGA’s proprietary devices and also attempt to review third-party patents and patent applications to the extent publicly available to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. AGA’s patent portfolio includes approximately 199 issued patents, the first of which expires in the United States in 2014 and in Europe in 2015, and approximately 110 pending patent applications. AGA cannot assure that any pending or future patent applications will result in issued patents, that any current or future patents issued or licensed to it will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to AGA or prevent competitors from entering markets which AGA currently serves. Any required license may not be available to AGA on acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore AGA’s competitors may have access to the same technologies as AGA does. Furthermore, AGA may have to take legal action in the future to protect its trade secrets or know-how, or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to AGA, and we cannot assure you that such actions will be successful. The invalidation of key patents or proprietary rights which AGA owns or unsuccessful outcomes in lawsuits to protect AGA’s intellectual property may have a material adverse effect on AGA’s business, financial condition and results of operations.

          The laws of foreign countries may not protect AGA’s intellectual property rights to the same extent as the laws of the United States. For example, foreign countries generally do not allow patents to cover methods for performing surgical procedures. If AGA cannot adequately protect its intellectual property rights in these foreign countries, AGA’s competitors may be able to compete more directly with it, which could adversely affect AGA’s competitive position and, as a result, its business, financial condition and results of operations.

Risks Relating to the Combined Company

Uncertainties exist in integrating the business and operations of St. Jude Medical and AGA.

          There can be no assurance that St. Jude Medical will be able to successfully integrate AGA’s operations with those of St. Jude Medical. There will be inherent challenges in integrating our operations that could result in an interruption of, or a loss of momentum in, the activities of the combined companies and could adversely affect our results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, delays, expenses, liabilities, competitive responses and loss of customer relationships, and may cause St. Jude Medical’s stock price to decline. Issues that must be addressed in integrating the operations of the companies include, among other things:

• conforming standards, controls, procedures and policies, business cultures and compensation structures between St. Jude Medical and AGA;

• consolidating corporate and administrative infrastructures;

• consolidating sales and marketing operations;

• retaining existing customers and attracting new customers;

• retaining key employees;

• identifying and eliminating redundant and underperforming operations and assets;

• minimizing the diversion of management’s attention from ongoing business concerns;

• compliance with AGA’s DPA;

• coordinating geographically dispersed organizations; and

• managing tax costs or inefficiencies associated with integrating the operations of the combined company.

          In addition, even if the businesses and operations of St. Jude Medical and AGA are integrated successfully, we may not fully realize the expected benefits of the business combination, including sales or growth opportunities that were anticipated, within the anticipated timeframe, or at all. Further, because the businesses of St. Jude Medical and AGA differ, the results of operations of the combined companies and the market price of our common stock may be affected by factors different from those existing prior to the business combination and may suffer as a result of the business combination. Cross product sales, increased geographical sales coverage and other synergies may not occur or develop to the extent envisioned for the future. As a result, we cannot assure you that the integration of the businesses and operations of St. Jude Medical and AGA will result in the realization of the full benefits anticipated from the business combination.

Failure to retain key employees could diminish the anticipated benefits of the merger.

          The success of the combined company will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees and consultants may experience uncertainty about their future roles with St. Jude Medical and AGA until clear strategies are announced or executed. St. Jude Medical and AGA, while similar, did not have the same corporate cultures, and some employees or consultants may not want to work for the combined company. In addition, competitors may recruit employees during AGA’s integration of St. Jude Medical, as is common in medical device mergers. If we are unable to retain personnel that are critical to the successful integration and future operation of the companies, we could face disruptions in our operations, loss of existing customers, key information, expertise or know-how, and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the benefits of the merger that we actually achieved.

The completion of the merger may cause customers or suppliers to terminate their relationships with us.

          Certain customers or suppliers of St. Jude Medical may be uncertain about the combined company or may have prior experience with AGA that causes such customers or suppliers to be dissatisfied with AGA. Likewise, certain customers or suppliers of AGA may be uncertain about the combined company or may have prior experience with St. Jude Medical that causes such customer or supplier to be dissatisfied with St. Jude Medical. This uncertainty or dissatisfaction may cause such customers or suppliers to terminate their existing relationships with or seek to change their existing agreements with St. Jude Medical or AGA. These decisions could have an adverse affect on our business.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under the section entitled “Risk Factors” included elsewhere in this prospectus supplement and the accompanying prospectus and the various factors as described below. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•

Any legislative or administrative reform to the U.S. Medicare or Medicaid systems or international reimbursement systems that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.

•	Assertion, acquisition or grant of key patents by or to others that have the effect of excluding us from market segments or requiring us to pay royalties.

•	Economic factors, including inflation, contraction in capital markets, changes in interest rates, changes in tax laws and changes in foreign currency exchange rates.

•	Product introductions by competitors which have advanced technology, better features or lower pricing.

•	Price increases by suppliers of key components, some of which are sole-sourced.

•	A reduction in the number of procedures using our devices caused by cost-containment pressures or the development of or preferences for alternative therapies.

•

Safety, performance or efficacy concerns about our products, many of which are expected to be implanted for many years, some of which may lead to recalls and/or advisories with the attendant expenses and declining sales.

•

Declining industry-wide sales caused by product recalls or advisories by our competitors that result in loss of physician and/or patient confidence in the safety, performance or efficacy of sophisticated medical devices in general and/or the types of medical devices recalled in particular.

•

Changes in laws, regulations or administrative practices affecting government regulation of our products, such as FDA regulations, including those that decrease the probability or increase the time and/or expense of obtaining approval for products or impose additional burdens on the manufacture and sale of medical devices.

•

Regulatory actions arising from concern over Bovine Spongiform Encephalopathy, sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using bovine collagen, such as Angio-Seal™, or products using bovine pericardial material, such as our Biocor®, Epic™ and Trifecta™ tissue heart valves, or that impose added costs on the procurement of bovine collagen or bovine pericardial material.

•

The intent and ability of our product liability insurers to meet their obligations to us, including losses related to our Silzone® litigation, and our ability to fund future product liability losses related to claims made subsequent to becoming self-insured.

•

Severe weather or other natural disasters that cause damage to the facilities of our critical suppliers or one or more of our facilities, such as an earthquake affecting our facilities in California or a hurricane affecting our facilities in Puerto Rico.

•	Healthcare industry changes leading to demands for price concessions and/or limitations on, or the elimination of, our ability to sell in significant market segments.

•	Adverse developments in investigations and governmental proceedings.

•	Adverse developments in litigation, including product liability litigation, patent or other intellectual property litigation, qui tam litigation or shareholder litigation.

•	Inability to successfully integrate the businesses that we have acquired in recent years and that we plan to acquire.

•	Failure to successfully complete or unfavorable data from clinical trials for our products or new indications for our products and/or failure to successfully develop markets for such new indications.

•	Changes in accounting rules that adversely affect the characterization of our results of operations, financial position or cash flows.

•	The disruptions in the financial markets and the economic downturn that adversely impact the availability and cost of credit and customer purchasing and payment patterns.

•

Conditions imposed in resolving, or any inability to timely resolve, any regulatory issues raised by the FDA, including Form 483 observations or warning letters, as well as risks generally associated with our regulatory compliance and quality systems.

•

Governmental legislation, including the recently enacted Patient Protection and Affordable Care Act and the Health Care and Educational Reconciliation Act, and/or regulation that significantly impacts the healthcare system in the United States and that results in lower reimbursement for procedures using our products, reduces medical procedure volumes or otherwise adversely affects our business and results of operations, including the recently enacted medical device excise tax.

          Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update or revise the forward-looking statements included in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses, will be approximately $          . We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of certain of our existing indebtedness and the repurchase of our outstanding common stock pursuant to our authorized share repurchase program.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of October 2, 2010, and as adjusted to give effect to this offering and the application of the proceeds (before giving effect to underwriters’ discounts and commissions) of this offering as described under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010, which is incorporated by reference into this prospectus supplement.

	As of October 2, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$851,614	$1,351,614

Long-term debt:
Yen-denominated term loan due 2011	77,658	77,658
1.58% Yen-denominated notes due 2017	97,258	97,258
2.04% Yen-denominated notes due 2020	152,371	152,371
2.20% Senior Notes due 2013	467,380	467,380
3.75% Senior Notes due 2014	699,195	699,195
4.875% Senior Notes due 2019	494,404	494,404
Notes offered hereby	—	500,000
Total long-term debt	1,988,266	2,488,266

Shareholders’ equity:
Preferred stock ($1.00 par value; 25,000,000 shares authorized; none issued and outstanding)	$—	$—
Common stock ($0.10 par value; 500,000,000 shares authorized; 328,768,791 shares issued and outstanding)	32,877	32,877
Additional paid-in capital	180,125	180,125
Retained earnings	3,892,195	3,892,195
Accumulated other comprehensive income:
Cumulative translation adjustment	72,276	72,276
Unrealized gain on available-for-sale securities	13,163	13,163
Total shareholders’ equity	4,190,636	4,190,636
Total capitalization	$6,178,902	$6,678,902

DESCRIPTION OF THE NOTES

          The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 5 of the accompanying prospectus. As used under “Summary — The Offering” and under this heading, “Description of the Notes,” all references to “we,” “us,” “our,” “St. Jude Medical” and the “Company” refer to St. Jude Medical, Inc.

General

          We will issue the notes in an initial aggregate principal amount of $500,000,000 pursuant to an indenture dated as of July 28, 2009 between us and U.S. Bank National Association, as trustee for the notes. We will issue the notes under a supplement to such indenture to be dated as of the closing date of this offering, setting forth the specific terms applicable to the notes. The notes will mature on           . We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

          The notes will bear interest at the annual rates shown on the cover of this prospectus supplement and will accrue interest from           , 2010, or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

          Commencing           , 2011, interest will be payable semi-annually in arrears, on            and           , to the person in whose name a note is registered at the close of business on the            or            that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

          As contemplated under “Description of Debt Securities – Satisfaction, Discharge and Defeasance” on page 11 of the accompanying prospectus, the satisfaction of certain conditions will permit us to discharge some or all of our obligations under the indenture with respect to the notes. In addition, we may discharge our obligations with respect to certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Satisfaction, Discharge and Defeasance” in the accompanying prospectus for more information.

          Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness.

Re-opening of the Notes

          We may from time to time, without the consent of the holders of the notes, create and issue further notes of a series having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and, in some cases, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

Ranking

          The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount.

Optional Redemption

          The notes will be redeemable as a whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus          basis points, plus in each case accrued and unpaid interest on the notes to be redeemed to the date of redemption.

          The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

          “Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

          “Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC, their successors and two other nationally recognized investment banking firms, each of which is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless a default occurs in the payment of the redemption price, from and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

No Mandatory Redemption or Sinking Fund

          No mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Change of Control

          If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described under “— Optional Redemption” above, each holder of the notes will have the right to require us to purchase all or a portion (equal to $1,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

          We will be required to send a notice to each holder of the notes by first class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

          We will not be required to make a Change of Control Offer with respect to the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all such notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture.

          We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

          For purposes of the foregoing discussion, the following definitions apply:

          “Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

          “Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

          Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

          “Continuing Directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the first date that the notes were first issued; or

•

was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

          Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether our board of directors, pursuant to Minnesota law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Minnesota law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

          “Fitch” means Fitch, Inc. and its successors.

          “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

          “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

          “Rating Agencies” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

          “Rating Event” means, with respect to the notes, the rating of such notes is lowered below Investment Grade by any two of the three Rating Agencies on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), provided that a Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event under the indenture) if the Rating Agency or Rating Agencies ceasing to rate such notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

          “Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

          In addition to the Events of Defaults as set forth under “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus, the term “Event of Default” includes, with respect to the notes, the occurrence with respect to any debt of the Company in an aggregate principal amount of $75,000,000 or more of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such debt, in each case without such acceleration having been rescinded, annulled or otherwise cured.

Book-Entry; Delivery and Form of Notes

          The certificates representing the notes will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities — Global Securities” in the accompanying prospectus.

          DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

          Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

          Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Applicable Law

          The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

          U.S. Bank National Association is the trustee under the indenture. U.S. Bank National Association is a lender to us under our syndicated credit facilities and also provides other services to us from time to time in the normal course of business.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

          The following discussion is a summary of certain U.S. federal income tax consequences of an investment in the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or taxpayers subject to special treatment under U.S. federal income tax laws (including dealers in securities or currencies, financial institutions, cooperatives, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction, persons subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, controlled foreign corporations, or passive foreign investment companies). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in the initial offering at their issue price and holds the notes as capital assets. No ruling of the Internal Revenue Service has been or will be sought regarding any matter discussed herein.

          This summary is based on the U.S. federal income tax law in effect as of the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect.

          EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership. If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences of an investment in the notes.

          It is not expected that the notes will be issued with “original issue discount” for U.S. federal income tax purposes. If the notes are issued with more than a defined de minimis amount of original issue discount, U.S. federal income tax consequences materially different than those described below would apply to U.S. Holders.

Tax Consequences to U.S. Holders

          Interest. Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income in the taxable year in which it accrues or is received, in accordance with the U.S. Holder’s regular method of tax accounting.

          Sale, Exchange, Retirement or Other Disposition of a note. A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between (i) the amount realized (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the note was held for more than one year at the time of disposition. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. Holders (including individuals) under current law. The deductibility of capital losses is subject to significant limitations.

Tax Consequences to Non-U.S. Holders

          Interest. Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that

(i)	such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

(ii)	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(iii)	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

(iv)	such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code;

(v)

either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

(vi)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

          If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

          Sale, Exchange, Retirement or Other Disposition of a note. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

          United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such gain will not be subject to withholding tax and any such interest will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Backup Withholding and Information Reporting

          U.S. Holders. Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding tax (imposed under current law at a rate of 28% through 2010 and a rate of 31% thereafter) if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

          Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

          Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are acting as the representatives, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Total		$500,000,000

          The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to dealers at this price less a concession not in excess of          % of the principal amount per note. The underwriters may allow, and the dealers may reallow, discounts not in excess of          % of the principal amount per note to other dealers. After the initial offering of the notes, the public offering price, concessions and discounts may be changed.

          The following table summarizes the compensation to be paid by us to the underwriters.

	Per Note	Total
Underwriting discount paid by us	%	$

          The expenses of the offering, not including the underwriting discount, are estimated to be $          and are payable by us. The underwriters have agreed to reimburse us for certain expenses of the offering.

New Issue of Notes

          The notes are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that active trading markets for the notes will develop, be maintained or be liquid. If active trading markets for the notes do not develop, are not maintained or are not liquid, the market prices of the notes may be adversely affected.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create short positions in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          Certain underwriters and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation.

          In the ordinary course of business, certain of the underwriters and their respective affiliates may participate in loans and actively trade our debt and equity securities for their own account or for the account of customers and, accordingly, may at any time hold long or short positions in such securities.

LEGAL MATTERS

          Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Pamela S. Krop, Vice President, General Counsel and Secretary of the Company, will pass upon the validity of the notes offered hereby for St. Jude Medical, Inc. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by McDermott Will & Emery LLP, New York, New York.

EXPERTS

          The consolidated financial statements of St. Jude Medical, Inc. incorporated by reference into St. Jude Medical Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, including the schedule appearing therein, and the effectiveness of St. Jude Medical Inc.’s internal control over financial reporting as of January 2, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and included or incorporated by reference therein, respectively, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Preferred Stock
Common Stock
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units

          St. Jude Medical, Inc., from time to time, may offer, issue and sell (i) senior debt securities which may be convertible or non-convertible, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units, each consisting of a stock purchase contract and any combination of debt securities or debt obligations of third parties, including U.S. Treasury securities, which would secure the holder’s obligation to purchase from or to sell to us, as the case may be, preferred stock or common stock under the stock purchase contract.

          Our common stock is listed on the New York Stock Exchange and trades under the symbol “STJ.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

          We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

          This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

          Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3.

          This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2009.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf “ registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

          This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

          In this prospectus, except as otherwise indicated, “St. Jude Medical,” “St. Jude,” “the Company,” “we,” “our,” and “us” refer to St. Jude Medical, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.sjm.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

          The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (filed with the SEC on February 27, 2009);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 (filed with the SEC on May 12, 2009);

•	Current Reports on Form 8-K filed with the SEC on April 21, 2009; May 11, 2009; July 2, 2009 and July 22, 2009;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2009; and

•

The description of our common stock contained in a registration statement on Form 8-A, filed with the SEC on November 8, 1996 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference.

          Our Current Report on Form 8-K filed on July 22, 2009 in connection with our adoption, effective as of January 4, 2009, of Financial Accounting Standard Board Staff Position (“FSP”) APB No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB No. 14-1”), updates our historical financial statements and other financial information included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The information contained in the Current Report on Form 8-K filed on July 22, 2009 should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

          We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into the prospectus but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to St. Jude Medical, Inc., Attn: Investor Relations, One St. Jude Medical Drive, St. Paul, Minnesota 55117, or by calling (800) 328-9634.

FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under the section entitled “Risk Factors” included elsewhere in this prospectus and the various factors as described below.

          Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•

Any legislative or administrative reform to the U.S. Medicare or Medicaid systems or international reimbursement systems that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.

•	Assertion, acquisition or grant of key patents by or to others that have the effect of excluding us from market segments or requiring us to pay royalties.

•	Economic factors, including inflation, contraction in capital markets, changes in interest rates and changes in foreign currency exchange rates.

•	Product introductions by competitors which have advanced technology, better features or lower pricing.

•	Price increases by suppliers of key components, some of which are sole-sourced.

•	A reduction in the number of procedures using our devices caused by cost-containment pressures or the development of or preferences for alternative therapies.

•

Safety, performance or efficacy concerns about our products, many of which are expected to be implanted for many years, leading to recalls and/or advisories with the attendant expenses and declining sales.

•

Declining industry-wide sales caused by product recalls or advisories by our competitors that result in loss of physician and/or patient confidence in the safety, performance or efficacy of sophisticated medical devices in general and/or the types of medical devices recalled in particular.

•

Changes in laws, regulations or administrative practices affecting government regulation of our products, such as Food and Drug Administration (the “FDA”) laws and regulations, that increase the time and/or expense of obtaining approval for products or impose additional burdens on the manufacture and sale of medical devices.

•

Regulatory actions arising from concern over Bovine Spongiform Encephalopathy, sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using bovine collagen, such as Angio-Seal™, or products using bovine pericardial material, such as Biocor® and Epic™ tissue heart valves, or that impose added costs on the procurement of bovine collagen or bovine pericardial material.

•	Difficulties obtaining, or the inability to obtain, appropriate levels of product liability insurance or the refusal of our insurance carriers to pay for losses we incur.

•	The ability of our Silzone® product liability insurers to meet their obligation to us.

•

Serious weather or other natural disasters that cause damage to the facilities of our critical suppliers or one or more of our facilities, such as an earthquake affecting our facilities in California or a hurricane affecting our facilities in Puerto Rico.

•	Healthcare industry consolidation leading to demands for price concessions and/or limitations on, or the elimination of, our ability to sell in significant market segments.

•

Adverse developments in investigations and governmental proceedings, including the investigation of business practices in the cardiac rhythm management industry by the U.S. Attorney’s Office in Boston.

•	Adverse developments in litigation, including product liability litigation, patent or other intellectual property litigation or shareholder litigation.

•	Inability to successfully integrate the businesses that we have acquired in recent years and that we plan to acquire.

•	Failure to successfully complete clinical trials for new indications for our products and failure to successfully develop markets for such new indications.

•	Changes in accounting rules that adversely affect the characterization of our results of operations, financial position or cash flows.

•	The disruptions in the financial markets and the economic downturn that adversely impact the availability and cost of credit and customer purchasing and payment patterns.

•

Conditions imposed in resolving, or any inability to timely resolve, any regulatory issues raised by the FDA, including 483 observations or warning letters, as well as risks generally associated with our regulatory compliance and quality systems.

          Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

ST. JUDE MEDICAL, INC.

          Our business is focused on the development, manufacture and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas and implantable neurostimulation devices for the management of chronic pain. Our four operating segments are Cardiac Rhythm Management (“CRM”), Cardiovascular (“CV”), Atrial Fibrillation (“AF”), and Neuromodulation (“NMD”). Each operating segment focuses on developing and manufacturing products for its respective therapy area. Our CV operating segment focuses on both the cardiology and cardiac surgery therapy areas. Our principal products in each operating segment are as follows: CRM –tachycardia implantable cardioverter defibrillator systems and bradycardia pacemaker systems (pacemakers); CV – vascular closure devices, heart valve replacement and repair products and pressure measurement guidewires; AF – electrophysiology introducers and catheters, advanced cardiac mapping, navigation and recording systems, ablation systems and implantable cardiac monitors; and NMD – neurostimulation devices. We sell our products in more than 100 countries around the world. The principal geographic markets for our products are the United States, Europe, Japan and Asia Pacific.

          Our principal executive offices are located at One St. Jude Medical Drive, St. Paul, Minnesota 55117. Our telephone number at that address is (651) 756-2000.

RISK FACTORS

          Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information” included elsewhere in this prospectus.

USE OF PROCEEDS

          Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratios set forth below, “earnings” consist of consolidated earnings before income taxes plus fixed changes. “Fixed charges” consist of gross interest expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

	Three months ended April 4,
		Fiscal year
	2009	2008	2007	2006	2005	2004
(dollars in thousands)
Earnings before income taxes	$274,960	$580,768	$710,276	$706,063	$621,046	$537,192
Plus fixed charges:
Interest expense(1)	6,951	72,554	72,258	48,461	10,386	4,810
Rent interest
factor(2)	2,382	9,527	9,144	8,190	7,659	5,778
Total Fixed Charges	9,333	82,081	81,402	56,651	18,045	10,588
Earnings Before Income Taxes and Fixed Charges	$284,293	$662,849	$791,678	$762,714	$639,091	$547,780

Ratio of Earnings to Fixed Charges	30.5	8.1	9.7	13.5	35.4	51.7

(1)	Interest expense consists of interest on indebtedness and amortization of debt issuance costs. Includes the impact of the Company adopting the FSP APB
No. 14-1.

(2)	Approximately one-third of rental expense is deemed representative of the interest factor.

DESCRIPTION OF SECURITIES

          This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, subscription rights, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

          We may issue senior debt securities. We will issue the senior debt securities under an indenture to be entered into between us and U.S. Bank National Association, as trustee, which we refer to as the indenture. As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

          Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. We refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) in this prospectus as the indenture. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

          The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

General

          The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not those of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

          The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•

the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than U.S. Bank National Association (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of the holders;

•

any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•

if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities. (Section 3.1)

          Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities. (Section 3.4)

          Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 thereafter. (Section 3.2) For certain information about debt securities issued in global form, see “— Global Securities” below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. (Section 3.6)

          Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

          Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

          The indenture provides that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws. (Section 11.7)

          The base indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities. (Section 3.1)

Certain Covenants

          The following restrictive covenants will apply to each series of debt securities issued under the indenture, unless otherwise specified in any supplemental indenture or resolution establishing the terms of the debt securities of any series. See “— Certain Definitions” below for the definitions of certain of the defined terms used herein.

Limitations on Liens

          We will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the debt securities will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

•	Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

•

Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•	Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

•	Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

•	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, landlords’ and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

•

Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

•

Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted under the covenant “— Limitations on Sale and Leaseback Transactions” set forth below;

•	Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

•

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

•

Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries’ business; and

•

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

          The indenture will further provide that we and any Restricted Subsidiary may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions; provided that, if after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) plus the aggregate amount of Attributable Debt outstanding of sale and leaseback transactions that would otherwise be prohibited by the covenant described under “— Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Consolidated Net Tangible Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination. (Section 5.2)

Limitations on Sale and Leaseback Transactions

          We will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

•	The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

•

We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under “— Limitations on Liens” above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities;

•

We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application; or

•

The Attributable Debt of the Company and its Restricted Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions involving Restricted Property (other than sale and leaseback transactions as are permitted in the bullets above), plus the aggregate principal amount of Debt secured by Liens on Restricted Property then outstanding that otherwise would be prohibited by the covenant described under “—Limitations on Liens” above, would not exceed 15% of Consolidated Net Tangible Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination. (Section 5.3)

Certain Definitions

          Set forth below are certain of the defined terms used in the indenture.

          “Attributable Debt” means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

          “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

          “Debt” means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

          “Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

          “Restricted Property” means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination, other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company’s business and its Subsidiaries, taken as a whole.

          “Restricted Subsidiary” means a Subsidiary (as defined below) (i) which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

          “United States” means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

          The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our assets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture. (Section 6.1)

Global Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

          Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, Supplement and Waiver

          Subject to certain exceptions, the indenture or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of or extend the fixed maturity of any debt security of such series;

•	reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity;

•	impair the right to sue for the enforcement of payment at the maturity of the debt security; or

•	make any debt security of such series payable in money other than that stated in such debt security. (Section 12.2)

          Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indenture or the debt securities without notice to, among others:

•	cure any ambiguity, omission, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to comply with the provisions of the indenture concerning mergers, consolidations and transfers of all or substantially all of our assets;

•	to appoint a trustee other than U.S. Bank National Association (or any successor thereto) as trustee in respect of one or more series of debt securities;

•	to add, change or eliminate provisions of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939; or

•	to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. (Section 12.1)

          Whenever we request the trustee to take any action under the indenture, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indenture or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Default and Remedies

          An “Event of Default” under the indenture in respect of any series of debt securities is:

•	default for 30 days in payment of interest on the debt securities of that series;

•	default in payment of principal, or any premium on the debt securities of that series;

•	default for 30 days in the payment of any sinking fund installment on the debt securities of that series;

•	failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement. (Section 7.1)

          If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding debt securities of the affected series will automatically become immediately due and payable. In addition, an Event of Default applicable to a particular series of debt securities that causes the one or more series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements. (Section 7.2)

          No holder of debt securities may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series. (Section 7.5)

          Holders of debt securities may not enforce the indenture or the debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the debt securities unless it receives indemnity satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the indenture in respect of that series. The indenture provides that the trustee will give to the holders of debt securities of any particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed. (Section 10.3)

          Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities. (Section 15.1)

Satisfaction, Discharge and Defeasance

          The indenture provides, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the indenture, that we may, subject to certain conditions described below, discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be.

          The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”); or

•

to be released from our obligations with respect to the debt securities of a series under the restrictions described under “—Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

          Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 11.3)

Governing Law

          The debt securities and the indenture will be governed by the laws of the State of New York.

Trustee

          U.S. Bank National Association will act as trustee under the indenture. U.S. Bank National Association is a lender to us under our syndicated credit facilities, and also provides from time to time other services to us in the ordinary course of business.

Additional Information

          The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of such indenture without charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

General

          This section summarizes the general terms of our capital stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws. Our amended and restated articles of incorporation and amended and restated bylaws have been incorporated in this prospectus by reference. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

          Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of July 15, 2009, there were approximately 347,731,671 shares of our common stock outstanding, approximately 34,785,322 shares of our common stock reserved to be issued upon exercise of outstanding options and no shares of our preferred stock outstanding.

Common Stock

          The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Our board of directors is classified into three classes, one of which is elected each year. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities, and subject to the prior rights, if any, of any holders of preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is Wells Fargo.

Preferred Stock

          Our board of directors has the authority, without further action by our shareholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

          You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Certain Provisions of Our Articles of Incorporation and Bylaws

          Our amended and restated articles of incorporation and our amended and restated bylaws currently contain provisions that could make the acquisition of control of our company or the removal of our existing management more difficult, including the following:

•	we do not provide for cumulative voting for our directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	a vote of 80% of the outstanding shares of voting stock, voting together as a single class, is required to remove directors, and such directors may only be removed for cause;

•

the affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the staggered terms and the removal of directors;

•

our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each series;

•	all shareholder actions must be taken at a regular or special meeting of the shareholders and cannot be taken by written consent without a meeting; and

•

our amended and restated articles of incorporation contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting together as a single class, to approve certain business combinations involving St. Jude Medical and a related shareholder (including mergers, consolidations and sales of a substantial part of our assets) unless specified price criteria and procedural requirements are met or unless the transaction is approved by a majority of the continuing directors as provided therein. The affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the “fair price” provisions.

Business Combinations and Control Share Acquisitions

          We are governed by the provisions of Sections 671, 673 and 675 of the Minnesota Business Corporation Act. These provisions may have an effect of delaying, deferring or preventing an unsolicited takeover of St. Jude Medical and deprive our shareholders of an opportunity to sell their shares at a premium over the market price. The following description of certain provisions of the Minnesota Business Corporation Act is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act.

          In general, Section 671 of the Minnesota Business Corporation Act provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

          In general, Section 673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

          If a takeover offer is made for our stock, Section 675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.

DESCRIPTION OF WARRANTS

          We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

          The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

          The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

          We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

          The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

          The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled “Where You Can Find More Information.”

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock or shares of preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

          The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral arrangements relating thereto.

PLAN OF DISTRIBUTION

          We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

          The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

          If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

          If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

          Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

          Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

          Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

          In connection with particular offerings of the securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Pamela S. Krop, Vice President, General Counsel and Secretary of St. Jude and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

          The consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in St. Jude Medical Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009, as revised by a Current Report on Form 8-K dated July 22, 2009, including the schedule appearing therein, and the effectiveness of St. Jude Medical Inc.’s internal control over financial reporting as of January 3, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and included or incorporated by reference therein, respectively, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$500,000,000

St. Jude Medical, Inc.

% Senior Notes due

Prospectus Supplement

December , 2010

Joint Book-Running Managers

BofA Merrill Lynch
Mitsubishi UFJ Securities
Wells Fargo Securities